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                                                                    EXHIBIT 11.1

                                  CENTIV, INC.

                        COMPUTATION OF EARNINGS PER SHARE
                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                          FOR YEAR ENDED DECEMBER 31,
($ in thousands)                                                       2001          2000          1999
                                                                       ----          ----          ----
  Net loss                                                          $   (6,899)    $   (2,334)  $   (7,118)

  Basic and diluted weighted average number of common shares         4,976,024      6,130,366    6,161,664

  Basic and diluted net loss per share                              $    (1.39)    $    (0.38)  $    (1.16)
                                                                    ==========     ==========   ==========